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                                                                    Ex-99.23.i


THOMPSON    BRUSSELS  CINCINNATI CLEVELAND  COLUMBUS  DAYTON  WASHINGTON, D.C.
-------------------------------------------------------------------------------
HINE


                                 April 30, 2002


Johnson Mutual Funds Trust
3777 West Fork Road
Cincinnati, Ohio  45247

      RE: JOHNSON MUTUAL FUNDS TRUST, FILE NOS. 33-52970 AND 811-7254

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 16 to the Registration Statement, File Nos. 33-52970 and 811-7254 (the "Registration Statement"), of Johnson Mutual Funds Trust (the "Trust").

     We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

     Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 16 is effective for purposes of applicable federal and state securities laws, the shares of the following: Johnson Growth Fund, Johnson Opportunity Fund, Johnson Realty Fund, Johnson Fixed Income Fund, Johnson Municipal Income Fund, JIC Institutional Bond Fund I, JIC Institutional Bond Fund II and JIC Institutional Bond Fund III (collectively, the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 16 to the Registration Statement.


                                                  Very truly yours,





                                                  Thompson Hine LLP